EXHIBIT 11.1

                               CIDCO INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)


                                                 Three months ended March 31,
                                                 ----------------------------
                                                     1997              1996
                                                 ----------       -----------

Net income.................................      $    4,397       $     6,570
                                                 ==========       ===========

Weighted average shares outstanding........          14,078            14,176
Shares issuable on exercise of options.....             600               840
                                                   --------       -----------

Weighted average shares outstanding........          14,678            15,016
                                                 ==========       ===========

Earnings per share.........................      $     0.30       $      0.44
                                                 ==========       ===========